EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

AFFILIATE RECEIVES FAVORABLE APPELLATE COURT RULING

GEORGE TOWN, Grand Cayman, Cayman Islands (April 20, 2012) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported that its affiliate, Ocean Conversion (BVI) Ltd. (“OC-BVI”), has received a favorable ruling from the Eastern Caribbean Supreme Court of Appeals (the “Appellate Court”) with respect to litigation relating to the ownership and the amount of cash compensation to be paid in connection with the operations of a desalination plant located at Baughers Bay, Tortola, British Virgin Islands (the “Baughers Bay plant”).

In 2006 the government of the British Virgin Islands (the “BVI Government”) notified OC-BVI that it was asserting a purported right of ownership over the Baughers Bay plant. Shortly thereafter the BVI Government ceased paying OC-BVI the price for the water supplied from the Baughers Bay plant that was in effect between the parties prior to the time this ownership dispute arose. In litigation that subsequently ensued in the Eastern Caribbean Supreme Court (the “Supreme Court”) the BVI Government sought ownership of the plant without compensation to OC-BVI and took the position that after the date the ownership dispute arose, OC-BVI was entitled to be paid only for its costs to produce the water it supplied from Baughers Bay. OC-BVI counterclaimed that it was entitled to full payment for all water supplied at the prices in effect before the BVI Government asserted its purported right, and that it should be paid by the BVI Government for approximately US$4.7 million in improvements it made to the Baughers Bay plant.

On October 28, 2009, the Supreme Court granted ownership of the Baughers Bay plant to the BVI Government, ordered the BVI Government to pay OC-BVI an additional $10.4 million for the water supplied, and denied OC-BVI’s claim for compensation for the plant improvements.  OC-BVI and the BVI Government filed appeals of the judgment of the Supreme Court with the Appellate Court in October 2009. In the intervening period the BVI Government has paid to OC-BVI $5.0 million of the $10.4 million awarded by the Supreme Court.

The Appellate Court, in its ruling dated April 18, 2012, dismissed the BVI Government’s appeal against the judgment of the Supreme Court awarding $10.4 million for the water supplied. Furthermore the Appellate Court awarded OC-BVI compensation for improvements made to the plant in the amount equal to the difference between (i) the value of the Baughers Bay plant at the date OC-BVI transferred possession of the plant to the BVI Government and (ii) $1.42 million (which represents the purchase price for the Baughers Bay plant under the water supply agreement previously in effect). OC-BVI was also awarded all of its court costs at the trial level and two-thirds of such costs incurred on appeal.

“We and our partners in OC-BVI are very pleased with the ruling of the Appellate Court and hope that this now ends a long running legal saga which started in late 2007. Prior to this legal dispute, OC-BVI pursued, for many months, an acceptable compromise with the BVI Government that would allow continuation of a long-term, proven, mutually beneficial water supply arrangement without the need for legal action,” commented Chief Executive Officer Rick McTaggart. “Unfortunately, OC-BVI was ultimately required to pursue all legal remedies, including an appeal. We believe quite strongly in the integrity of OC-BVI’s actions in this matter, in OC-BVI’s legal position, and in the fairness and quality of the water supply services OC-BVI provided from the Baughers Bay plant for two decades.”

“The BVI Government has the option to further appeal this ruling by the Appellate Court to the Privy Council in England within 42 days of the Appellate Court ruling. Accordingly, the amounts awarded by the Appellate Court will not be reflected in our earnings from our investment in OC-BVI until such time as the BVI Government pays OC-BVI such amounts,” concluded Mr. McTaggart.

CWCO-G

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the Governments of the jurisdictions in which we operate, the manner in which the disputed issues between OC-BVI and the BVI Government are finally resolved (including the subsequent appeal that may be filed by the BVI Government), the outcome of our negotiations with the Cayman Government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the project under development in Rosarito, Baja California, Mexico, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”). The staff of the Division of Corporation Finance of the SEC (the "Staff") has recently inquired through the comment letter process as to what consideration we have given to recognizing an impairment of our goodwill. We have responded to the Staff that we do not believe our goodwill has been impaired and the Staff is considering our position.  For additional information regarding this matter, see our Form 10-K filed with the SEC on March 15, 2012.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com